EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
IR Biosciences Holdings, Inc.:

As registered independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8; of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated March 24, 2006 included IR Biosciences Holdings, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2005, and to all references to our firm included in this Registration Statement.

/s/RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
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Russell Bedford Stefanou Mirchandani LLP

New York, New York
September 7, 2006